Exhibit 107

Calculation of Filing Fee Table
Form S-8
(Form Type)

ServiceNow, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1 - Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.001 per share, issuable pursuant to the Restated 2021 Plan.	Rule 457(a)	38,000,000	(2)	$101.88	(3)	$3,871,440,000	$0.00013810	$534,645.86
Total Offering Amounts							$3,871,440,000		$534,645.86
Total Fee Offsets									—
Net Fee Due									$534,645.86

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Registrant’s Amended and Restated 2021 Equity Incentive Plan (the “Restated 2021 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that increases the number of the outstanding shares of the Registrant’s common stock.

(2)	Represents shares of Common Stock reserved for issuance under the Restated 2021 Plan.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low prices of the Registrant’s Common Stock as reported on the New York Stock Exchange on July 20, 2026.